Ex. 10.99

                                      For:     Brylane  Inc.

                                      Contact: Robert  A.  Pulciani
                                               Chief  Financial  Officer
                                               (212)  613-9536

For  Immediate  Release                        Christine  DiSanto/Amanda  Mullin
-----------------------                        Morgen-Walke  Associates
                                               (212)  850-5600

                                      Media:   Stacy  Berns/Lauren  Gargano
                                               Morgan-Walke  Associates
                                               (212)  850-5600

BOARD OF DIRECTORS OF BRYLANE INC. FORMS SPECIAL COMMITTEE TO
EVALUATE PROPOSAL OF PINAULT-PRINTEMPS-REDOUTE S.A. TO PURCHASE
BRYLANE SHARES NOT CURRENTLY OWNED


     New York, New York, December 2, 1998 -- Brylane Inc. (NYSE:BYL) announced that its Board of Directors has formed a special committee of the Board, comprised of the three independent directors of Brylane, to evaluate a proposal announced earlier today by Pinault-Printemps-Redoute S.A. ("PPR"), a publicly traded speciality retailer listed on the Paris Bourse (PRTP.PA), to acquire all of the outstanding shares of Brylane not owned by PPR for a price of $20 per share. PPR currently owns approximately 49.9% of the outstanding Brylane common stock.

     Brylane Inc. is the nation's leading specialty catalog retailer of value-priced apparel, with a focused portfolio of catalogs that includes Lane Bryant, Roaman's, Jessica London and KingSize, serving the special size apparel market, and Chadwick's of Boston, Lerner, Bridgewater and Brett serving the regular-size apparel market. In addition, the Company's home catalog, introduced in September 1998, offers value-priced home products. Brylane also markets certain of its catalogs under the "Sears" name to customers of Sears, Roebuck and Co. Under an exclusive licensing arrangement with Sears Shop at Home
Services, Inc. Brylane is headquartered in New York and has facilities in Indiana, Massachusetts and Texas.